Exhibit 99.1

December 13, 2018 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) announced that on December 12, 2018, its Board of Directors declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable January 31, 2019 to stockholders of record at the close of business on January 24, 2019.

Rainer Bosselmann, Chairman and Chief Executive Officer, commented, “Argan is pleased to announce this cash dividend which represents a continuation of the quarterly cash dividend program commenced earlier this year. We do appreciate the support of our stockholders and welcome this opportunity to share a portion of our recent profitable financial results with them.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong operational performance of our power industry services business; (2) the Company’s successful addition of new contracts to project backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (3) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-Q and 10-K, and in other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027